Exhibit 10.3

June 17, 2024
Aaron Rosenberg
via: aaronrosenberg22@gmail.com
Dear Aaron:
This letter agreement (this “Agreement”) shall confirm the terms and conditions of your at-will employment with BeiGene USA, Inc. (“BeiGene” or the “Company”), a subsidiary of BeiGene, Ltd. We are excited about you joining our team and look forward to the addition of your professionalism and experience to help the Company achieve its goals. Your full-time start date of employment with the Company will be July 22, 2024, or a later date as mutually agreed by the Company and you.
Position. You shall be employed by the Company, will serve in the position of Chief Financial Officer of BeiGene, Ltd. and of the Company, and will be based in the USA, reporting directly to John Oyler, CEO. In this position, you shall be expected to perform those duties typically associated with this position as well as other duties and responsibilities that the Company or its affiliates may reasonably request from time to time. As a full-time employee, you understand and agree that you shall devote your full business time, attention, skill, and best efforts to the performance of your duties and responsibilities. You further agree that, unless you obtain the Company’s prior written consent, you shall not engage in any other business or occupation during the period of your employment with the Company.
Cash Compensation. You will be paid an initial annual salary of $620,000 (your “Base Salary”), which will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time.
Target Annual Incentive Bonus. In addition to your Base Salary, you will be eligible to receive an annual performance bonus of up to 60% of your Base Salary. The achievement and amount of the bonus is determined by the Company in its sole discretion and is based on, among other things, Company, and individual performance. The Company shall reasonably consult with you when establishing goals. Because the retention of our valuable employees is an important part of our bonus program, you shall only be eligible to earn and receive a bonus if you are employed by the Company on the day that the bonus is paid (no later than March 15 the following year), except as set forth below. The annual bonuses shall be paid on or before March 15 of the year following the year to which the performance relates.
Annual Bonus for 2024. Notwithstanding anything to the contrary contained in the Global Annual Bonus Plan, we will consider you eligible for a full (not pro-rated) bonus which is payable on or before March 15, 2025, subject to the employment requirement described in the paragraph immediately above.
Equity Compensation. Subject to approval of the Board of Directors of BeiGene, Ltd. or its designee, you shall be granted equity awards with an initial grant value of $5,000,000 on the date of grant, consisting of 1/3 restricted share units (“RSUs”), 1/3 share options and 1/3 PSUs (options, RSUs, and PSUs being referred to collectively as the“Equity Awards”). Grants are generally made on the last business day of the month in which you commence employment, except that options may need to be granted later, to comply with stock exchange rules.

The number of RSUs and PSUs awarded will each be 33 1/3% of the grant value divided by the fair market value per share of the Company’s shares on the date of grant, and the number of options will be 33 1/3% of the grant value divided by the per share option value on the date of grant in accordance with BeiGene’s standard option valuation practices. The options will have an exercise price equal to the greater of (i) the closing price per share of the Company’s shares on the NASDAQ Stock Market on the date of grant and (ii) the average closing price of the Company’s shares on the NASDAQ Stock Market over the five trading days prior to the date of grant. The Equity Awards shall be governed by, and subject to the terms and conditions of, BeiGene’s equity incentive plan and standard form of grant agreements to be entered between you and the Company. In addition, the shares subject to the Equity Awards, other than the PSUs, shall vest over four years, with 25% of the shares vesting on the first anniversary of the last day of the month in which you start your employment, and (i) the remaining shares subject to the RSUs vesting in three equal annual installments measured from the initial vesting date and (ii) the remaining shares subject to the options vesting in 36 equal successive monthly installments upon your completion of each month of service over the three year period measured from the initial vesting date, in each case subject to your being employed with the Company or another BeiGene subsidiary on each such date, except as set forth below. The PSUs shall vest as stated under the standard PSU terms, subject to your being employed with the Company or another BeiGene subsidiary on each such date, except as set forth below.
BeiGene, Ltd., in its discretion, may decide to provide equity grants annually or on any other schedule, and will determine the value of any awards and applicable vesting conditions. In all circumstances, any equity grants are subject to approval by the Board of Directors of BeiGene, Ltd. or its designee. All equity grants are subject to the terms and conditions of the applicable Plan documents, and in the event of a conflict, the Plan documents govern.
Severance Terms.
(a)Generally. If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or to your authorized representative or estate) the following sums up to and through the date of termination on or before the time required by law, but in no event more than 30 days after the date your employment terminates: (i) any earned but unpaid Base Salary; (ii) unpaid expense reimbursements; (iii) accrued but unused vacation, payable in accordance with applicable Company policy; (iv) any earned, but unpaid, annual bonus with respect to the fiscal year immediately preceding the year in which your employment is terminated; and (v) any vested benefits you may have under any employee benefit plan of the Company through the date of termination (collectively, the “Accrued Benefits”).
(b)Severance Upon Termination by the Company Without Cause or by You for Good Reason. The Company may terminate your employment at any time without Cause, effective upon your receipt of written notice of such termination. If your employment is terminated by the Company without Cause (as defined below), or by you for Good Reason (as defined below), then the Company shall pay you the Accrued Benefits and, subject to your execution and nonrevocation of a general release of claims in favor of the Company in a form and manner satisfactory to the Company (the “Release”) within the time period described in the Release, which will in no event be more than 60 days following the date of your termination (the date on which the Release is effective, the “Release Effective Date”), the following:
(i)an amount equal to twelve (12) months of your Base Salary in effect as of the date of termination (without regard to any reduction that gave rise to Good Reason), paid out in substantially equal installments in accordance with the Company’s payroll practice over six months (the “Severance Period”), beginning on the first payroll date that occurs following the Release Effective Date. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment;

(ii)a taxable monthly payment in a grossed up amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage (provided that the first payment shall be paid on the first payroll date that occurs following the Release Effective Date, and the first payment shall include any accrued amount for such period from the date immediately following your employment termination date through such first payment date, if applicable) and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the Severance Period; and
(iii)with respect to the vesting of the shares subject to your initial Equity Awards only (excluding Initial Equity PSUs and not any subsequent option grant, restricted stock unit or other award), that portion that would have vested over the twelve (12) months after the date of termination of your employment had your employment not been terminated, shall be deemed vested and exercisable as of the date of termination to the extent such Equity Awards were outstanding as of such date of termination, and the period of time in which you may exercise all of your then-vested and outstanding initial options shall be increased to six (6) months following the date of termination (but in no event later than the expiration date of the options and subject to earlier termination as may be provided in the applicable equity incentive plan and/or grant agreement); provided, however, that if such termination without Cause or for Good Reason occurs during the 12 month period immediately following a Change in Control, then all unvested RSUs and options subject to your then-outstanding initial Equity Awards and any then-outstanding subsequent options, RSUs or other equity award (excluding any PSUs) shall be deemed fully vested and, to the extent applicable, exercisable as of the date of termination, in each solely to the extent such acceleration does not result in adverse tax consequences under Section 409A of the Code (as determined by the Company) and the period of time in which you may exercise all then-vested and outstanding options shall be increased to six (6) months following the date of termination (but in no event later than the expiration date of the options and subject to earlier termination as may be provided in the applicable equity incentive plan and/or grant agreement). The initial PSU will not be eligible for vesting acceleration, except as otherwise determined by the Board of Directors of BeiGene, Ltd. or its designee or as set forth in substantially the form of PSU agreement previously provided to you. Vesting acceleration, if any, of PSUs granted to you after the initial PSU, if any, will be determined by the Board of Directors of BeiGene, Ltd. or its designee in its discretion in accordance with the express terms of the applicable PSU program as then in effect (including any standard form of PSU agreement adopted in connection therewith).
(c)Please note that the payments and benefits described above in (b) are not available in the event that your employment is terminated by the Company for Cause, or in the event that you resign from employment without Good Reason. In addition, the payments and benefits described above shall terminate immediately, and the Company shall have no further obligations to you, in the event that you materially breach any provision of this Agreement, the Confidentiality Agreement or the Release.

Definitions.
(a)“Cause” shall mean (i) your willful or intentional misconduct or negligence that has, or could reasonably be expected to have, the effect of injuring the business of the Company or any member of the Company Group in any material respect, (ii) your conviction of, or plea of guilty or no contest to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (iii) your commission of an act of fraud or embezzlement against the Company or any member of the Company Group, (iv) your continued failure (except where due to a disability), neglect, or refusal to perform in any material respect your material duties and responsibilities or to follow any reasonable, written directive of the Chief Executive Officer or the Board, (v) any material violation by you of a material policy of the Company or BeiGene, Ltd., including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company or BeiGene, Ltd., or (vi) your breach of a material provision of this Agreement or the Confidentiality Agreement.
(b)“Change in Control” means (1) a sale of all or substantially all of the assets of BeiGene, Ltd., or (2) any merger, consolidation or other business combination transaction of BeiGene, Ltd. with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the BeiGene, Ltd. outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of BeiGene, Ltd. (or the surviving entity) outstanding immediately after such transaction, or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of BeiGene, Ltd. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of shares of voting capital stock by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the shares of voting capital stock of BeiGene, Ltd., in a transaction or series of related transactions that are primarily a financing transaction for BeiGene, Ltd. or (B) solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding shares of voting capital stock as a result of a repurchase or other acquisition of shares of voting capital stock by BeiGene, Ltd. reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operating of this sentence) as a result of the acquisition of shares of voting capital stock by the BeiGene, Ltd., and after such share acquisition, the Subject Person becomes the owner of any additional shares of voting capital stock that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding shares of voting capital stock owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur.

(c)“Good Reason” shall mean, without your consent, (i) a substantial diminution in your material duties or responsibilities, (ii) a material reduction in Base Salary or Annual Bonus opportunity (other than pursuant to an across-the-board reduction applicable to all similarly situated executives which does not exceed a 10% reduction), or (iii) a material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i) or (ii) above). You acknowledge and agree that your exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason. Your resignation shall not be considered to be for Good Reason unless you provide written notice to the Company’s Global Head of Human Resources of the condition constituting Good Reason within thirty (30) days of the initial existence of such condition, the Company fails to remedy such condition within thirty (30) days after receipt of such notice from you, and you actually resign from all positions with each Group Company within thirty (30) days following expiration of the Company’s cure period. Notwithstanding the foregoing, in the event that the Company reasonably believes that you may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend you from performing your duties hereunder, and in no event shall any such suspension constitute an event pursuant to which you may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.
(d)“Company Group” shall mean (1) the Company, (2) its parent, BeiGene, Ltd., and (3) any direct or indirect subsidiaries, divisions or affiliates of the Company or the Company’s parent.
Additional Section 409A Provisions.
Notwithstanding any provision in this Agreement to the contrary —
(a)This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code and its corresponding regulations (“Section 409A”), and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. Severance benefits provided under this Agreement are intended to be exempt from Section 409A under the “short term deferral exception” to the maximum extent applicable. Further, any payments that qualify for the “separation pay” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(b)If you are a “specified employee” for purposes of Section 409A, any payment otherwise required to be made hereunder to you at any date as a result of the termination of your employment shall be delayed if necessary to avoid the imposition of tax under Section 409A and for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by you, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. (d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any Member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 280G.
(a)Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company, its successor or acquiror or their respective affiliates pursuant to this Agreement otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (but not below zero) or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for you. In applying this principle, the reduction will be made in a manner consistent with the requirements of Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
(b)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, you agree to promptly return to the payor a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, you will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(c)A firm engaged by the Company prior to the effective date of the Change in Control will perform the foregoing calculations. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all reasonable expenses with respect to the determinations by such accounting firm required to be made hereunder.
Employee Stock Purchase Program. In addition, you may be eligible to participate in the BeiGene, Ltd. employee stock purchase plan (ESPP). The ESPP allows employees to purchase BeiGene stock at a discounted price and have a personal stake in the long-term success of BeiGene.
Benefits Eligibility. You will be eligible to participate in the Company’s group benefit plans and programs in accordance with the terms and conditions of the plans and on the same terms and conditions as Company employees of similar rank and tenure. Benefits are subject to change or may be discontinued consistent with changes in the Company’s policies or employee benefit program terms.
Confidentiality Agreement. You will be required to sign the BeiGene Confidentiality, Non-Interference and Invention Assignment Agreement (the “Confidentiality Agreement”) on your first day as a condition of your employment with the Company. You acknowledge that the Confidentiality Agreement shall remain in full force and effect regardless of any change in your position, compensation or any other term and conditions of your employment with the Company.

Your Certifications to the Company.
a.As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position. You further certify that your signing this Agreement does not violate any order, judgment, or injunction applicable. If you are subject to any such agreement or order, please forward it to the Company, along with a copy of this Agreement.
b.Additionally, as a condition of your employment, you certify that you will not divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. By accepting employment with the Company, you affirm that you have not divulged or used any such information for the benefit of the Company and have not and will not misappropriate any such information from any former employer.
c.As a condition of your employment, you also certify that all facts you have presented to the Company are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing, and prior work experience) on any job application, resume or c.v., or in any interview or discussion with the Company.
Authorization to Work. This offer is contingent upon your legal right to work in the United States. Moreover, please bring with you on your first day of employment for purposes of completing the I-9 form sufficient documentation to demonstrate your eligibility to work in the United States. This verification must occur by the third day of your employment.
Employment At-Will. As an at-will employee, either you or the Company can terminate your employment at any time and for any reason or no reason, with or without prior notice.
Notice of Termination. The Company requests that you provide at least four (4) weeks’ prior notice of your intention to resign from employment. In turn, the Company will endeavor to provide you with four (4) weeks’ prior notice of termination, unless the circumstances of the termination require less notice.
We look forward to having you join BeiGene as a full-time employee. We trust that you will continue to be a very valuable contributor to our team going forward. This offer will expire five business days from the date of this offer. This offer is contingent upon successful completion of reference and background checks, satisfactory proof of your right to work in the United States, and your signing the Confidentiality Agreement.
Sincerely,

/s/ Graham Hardiman
Graham Hardiman
SVP, Global Human Resources

Please countersign:

I have read, understand, and accept this offer of at will employment with BeiGene USA, Inc.

Signature:	/s/ Aaron Rosenberg	Date:	June 17, 2024